UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   November 25, 2009

Disaboom Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-52558	20-5973352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7730 E. Belleview Avenue, Suite A-306 Greenwood Village, CO 80111	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 952-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities

Disaboom, Inc. (the “Company”) has received subscriptions from five accredited investors (the “Investors”) for the purchase of an aggregate of 160,000 shares of the Company’s newly created Series A Convertible Preferred Stock (‘Series A Stock”).  The rights and preferences of the Series A Stock are described in Item 5.03 of this Form 8-K.   The Investors have agreed to purchase an aggregate of 160,000 shares of Series A Stock at a price of $1 per share, for total gross proceeds to the Company of $160,000.  For each share of Series A Stock purchased each Investor will receive a warrant to purchase 250 shares of Company common stock.  Subject to certain conditions, each warrant is exercisable at $0.02 per share for a term of five years.  Closing is expected to occur on or about December 7, 2009.

The offering was made to the Investors in a private placement transaction in reliance on the exemption from registration provided in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder.  The offer and sale of the Series A Stock did not involve a public offering and is being made without general solicitation or advertising.  Each of the Investors represented to the Company, among other things, that it is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the Securities Act, and that it is acquiring the Series A Stock for investment purposes only and not with a view to, or for resale in connection with, any distribution thereof.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 25, 2009 the Company filed an amendment to its Articles of Incorporation setting forth the rights and preferences of the newly created Series A Stock (the “Amendment”).  In total 2,000,000 shares of Series A Stock are authorized, although as of the date of this report the Company only has a commitment to issue 160,000 of the shares.  The Company expects to issue additional shares of Series A Stock in the near future.

Each share of Series A Stock is entitled to 50 votes per share and votes as a single class with the Company’s common stock.  The Series A Stock accrues a cumulative dividend at an annual rate of 15%.  Each share of Series A Stock is convertible into 50 shares of Company common stock (with any accrued but unpaid dividends also being payable through shares of Company common stock) as follows:

▪	Each share of Series A Stock plus its accrued dividend will automatically convert into common stock on April 30, 2009.

▪
The holders of two thirds of the outstanding Series A Stock may require that all outstanding Series A shares, plus all accrued and unpaid dividends, be converted into shares of the Company’s common stock if prior to April 30, 2010 the Company raises capital through the sale of its equity securities to persons other than the Series A Stock holders pursuant to which the Company receives gross proceeds of at least $500,000, based on a pre-money valuation of at least $2,500,000 (a “Future Financing”).

▪
The holders of two thirds of the outstanding shares of Series A Stock may require that all outstanding Series A shares, plus all accrued and unpaid dividends, be converted into shares of the Company’s common stock if at any time prior to either April 30, 2010 or a Future Financing there is a “change of control event” as that term is defined in the Amendment.

If the Company does not have a sufficient number of authorized but unissued shares of common stock available to permit the Series A Stock holders to fully convert their shares plus the accrued but unpaid dividends into shares of common stock upon any conversion event, the outstanding number of Series A Stock shares outstanding will be converted on a pro-rata basis.

For each share of Series A Stock purchased each investor will receive a warrant to purchase 250 shares of Company common stock at $0.02 per share.  However, the warrants are not exercisable until the Series A Stock is converted into Company common stock.

In connection with the negotiation and creation of the Series A Stock the Company also agreed to provide the Series A Stock holders certain other rights.  The Series A Stock holders are entitled to nominate or appoint up to a total of four persons to serve on the Company’s Board of Directors within six months of the closing date.  However, as of the date of this Form 8-K the Series A holders have not nominated or appointed any new persons to the Company’s Board of Directors.  Additionally, the Company has agreed to use its best efforts to call and hold an annual or special meeting of shareholders by no later than April 30, 2010, to seek among other things, shareholder approval to increase the Company’s authorized capital.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

3.1    Series A Convertible Preferred Stock Statement of Designation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Disaboom, Inc. (Registrant)

Date: December 2, 2009	By:	/s/ John Walpuck
Name: John Walpuck
Title: President, Chief Executive Officer, and Chief Financial Officer